EXHIBIT 99.1

PATRIOT MOTORCYCLE CORPORATION ANNOUNCES

CHANGES IN EXECUTIVE OFFICERS

DAVID M. GERNAK APPOINTED CHIEF FINANCIAL OFFICER

SAN CLEMENTE, California (August 19, 2005) — Patriot Motorcycle Corporation (NASDAQ: PMCY.PK), announced the appointment of David M. Gernak as the Company’s Chief Financial Officer effective May 1, 2005. Also announced today is the termination of Daniel Cwieka, President. Pending a search for a successor, Michel Attias, CEO, will assume the position of President. The Board of Directors and management team of Patriot have initiated a search for a replacement to Mr. Cwieka

Mr. Gernak is a financial management professional with a career specializing in staff and systems development and SEC reporting. While affiliated with the international accounting firm of Coopers & Lybrand (now part of the Big Four PricewaterhouseCoopers), he earned his CPA certificate in New York State and was later recruited into the Coopers & Lybrand expansion office in Tucson, Arizona.

Since leaving public accounting in 1980, he has held several roles in corporate financial management including Chief Financial Officer, Treasurer, Vice President of Finance, Corporate Controller and Controller, and been an integral team member within companies in the fields of real estate, construction, manufacturing and distribution industries in both Arizona and Southern California.

From 2002 until 2005, Mr. Gernak served as Corporate Controller of SI Technologies, Inc., a NASDAQ traded company based in Tustin, California acquired by Vishay Intertechnology in April, 2005. SI was engaged in the business of distributing international industrial components. Mr. Gernak was responsible for all SEC reporting and key supplier relationships. SI’s primary suppliers were Chinese industrial parts manufacturers. From 2000 until 2002, Mr. Gernak served as the Chief Financial Officer for Montech, a national privately held company specializing in construction, sales and installation of bank security equipment.

About Patriot

Patriot Motorcycles (PMCY) is the exclusive world wide distributor of the Yamoto line of Dirt Bike Motorcycles and All Terrain Vehicles (ATV’s) manufactured in China. The company and its management are firmly committed to building the Yamoto by Patriot™ brand, to building a significant and substantial Domestic and International dealer organization and to distributing the finest products that consistently out-price the competition (by as much as 50%). Patriot is also the first and only company to offer a Five Year Guarantee based on after-sale use of its co-branded zMAX(R) Micro-Lubricant. Additional Patriot branded products and accessories are also being evaluated. Yamoto by Patriot (™) — poised to become the first great Chinese-manufactured brand.

Note: Statements contained in this release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are made based upon information available as of the date hereof, and the company assumes no obligation to update such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risk and uncertainties and the company’s actual results may differ from these forward-looking statements. Such risks and uncertainties include, but are no limited to, demand for the company’s products and services, PMCY’s ability to continue to develop its market, general economic conditions and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

Contact:

Dan Duquette (949) 488-0434

or (714) 915-4820

Director of investor relations:

dand@patriotmotorcycles.com